NovaStar Financial Announces First-Quarter 2007 Results

Company has adopted a plan to terminate its REIT status effective January 1, 2008

KANSAS CITY, Mo. – May 10, 2007 – NovaStar Financial, Inc. (NYSE:NFI), a residential lender and mortgage portfolio manager, today reported first-quarter 2007 results.

For the quarter ended March 31, 2007, NovaStar reported GAAP net income available to common shareholders of $44.4 million, or $1.18 per fully diluted common share. First-quarter 2006 net income available to common shareholders was $22.4 million, or $0.69 per fully diluted common share. A one-time tax-related gain of $84.2 million was realized due to the Board’s decision to terminate REIT status effective January 1, 2008. Without the one-time tax-related gain, net income available to common shareholders would have been a loss of $39.8 million, or $1.06 per fully diluted share.

NovaStar recorded a number of significant non-cash items, presented as after-tax, that effected net income and earnings per share in the first quarter (dollars in millions, except per share data):

	After-Tax	Earnings per Share
Deferred tax benefit – REIT revocation (A)	$84.2	$2.25
Provision for loan losses	(12.4)	(0.33)
Valuation adjustment on mortgage loans – HFS	(10.7)	(0.29)
Mark-to-market trading securities (pre-CDO)	(8.2)	(0.22)
Impairment on mortgage securities – AFS	(2.1)	(0.06)

(A)	The “Deferred tax benefit – REIT revocation” of $84.2 includes $2.1 & $1.3 tax benefits recorded on the “Provision for loan losses” and the “Impairment of mortgage securities – AFS,” respectively.

“As we move through this difficult phase of the mortgage cycle, NovaStar has put additional financing in place while enhancing underwriting guidelines and raising mortgage coupons for new originations,” said Scott Hartman, Chief Executive Officer.

“We also elected early adoption of SFAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” during the first quarter. Specifically, we elected to apply the pronouncement to the debt securities issued as part of our first quarter CDO transaction. The value of the CDO debt generally acts as a natural hedge in relation to the value of the mortgage securities held by the CDO. By electing to apply SFAS 159 to these liabilities, the company was able to recognize a gain during the quarter which approximately offset the mark-to-market loss recorded on the mortgage securities held by the CDO,” said Greg Metz, Chief Financial Officer.

Additional First-Quarter Highlights

▪	Portfolio of loans under management was $16.3 billion at March 31, 2007. Portfolio return on assets was 0.47 percent for the first quarter, given additional loss provisions of $19.9 million.

▪

Nonconforming loan originations were $1.4 billion in the first quarter of 2007, 21 percent lower than in the first quarter of 2006. The expanded retail division showed growth, while overall lending declined due to tighter credit standards, higher coupons and current mortgage market conditions.

▪	Cost of production for the quarter increased to 2.75 percent, from 2.63 percent in the first quarter of 2006, primarily due to the lower volume of production in the current period.

Dividend-Related Guidance

NovaStar’s management reaffirmed that the company expects to meet the Real Estate Investment Trust (REIT) requirements to distribute at least 90 percent of undistributed 2006 taxable income during 2007. In April 2007, the company entered into financing facilities with Wachovia Investment Markets, LLC and Wachovia Capital Markets, LLC (collectively, “Wachovia”) that provide up to $100 million in additional liquidity to NovaStar. These Wachovia facilities acknowledge that dividends must be paid in 2007 to meet the REIT requirements, but the agreements place certain limitations on the timing and form of dividends that may be paid:

▪	The agreements prohibit NovaStar from paying any dividends (other than stock dividends), except in amounts and at times necessary to comply with the REIT tax law requirements.

▪

Without Wachovia’s consent, dividends that are paid to fulfill the REIT requirements can only be paid in the form of dividend securities (notes, bonds, debentures, or common or preferred stock), and not in cash, except to the extent that NovaStar’s liquidity following payment in cash would exceed $125 million, or to the extent that satisfying the REIT requirements entirely by payment in dividend securities would be financially impractical.

▪

NovaStar agreed that the company would not declare any dividend on common stock more than 15 days before the date required by law. As a REIT, NovaStar is required to declare dividends based on its 2006 taxable income before filing its 2006 tax return, which is due September 17, 2007, and such dividends are required to be paid by December 31, 2007.

▪	The timing, form and amount of dividends will be determined by the Board of Directors.

▪

Wachovia has consented to the company declaring and paying dividends on its 8.90% Series C Cumulative Redeemable Preferred Stock for the quarter ended June 30, 2007 and waived certain breaches and any defaults under the agreements that may result from such payments.

“As was outlined in our 2006 Form 10-K, the Company expects to generate little or no taxable income during the period from 2007 through 2011. Management has spent considerable time evaluating the benefits and burdens of remaining a REIT in a period when no taxable income is anticipated. After careful consideration, the Board adopted a resolution at the May 3, 2007 meeting authorizing management to take all appropriate steps to terminate REIT status effective January 1, 2008. As a result of the election to terminate our REIT status the Company recorded an $84 million dollar tax benefit during the quarter. This benefit relates to tax deductible temporary differences at the REIT that will reverse in 2008 and future years when the Company will be a taxable entity,” said Greg Metz, Chief Financial Officer.

In addition, the Board declared a quarterly dividend of $.55625 per share on NovaStar’s 8.90% Class C Cumulative Redeemable Preferred Stock, payable July 2, 2007, to holders of record as of June 5, 2007.

Portfolio Management

Loans under management were $16.3 billion at March 31, 2007, up 9 percent from a year earlier. Return on assets in the portfolio was 0.47 percent in the first quarter, compared with 1.37 percent a year earlier.

During the first quarter, NovaStar securitized $1.9 billion in nonconforming loans (the 2007-1 transaction), this securitization was treated as a financing for GAAP reporting purposes and as a sale for tax purposes. In addition, NovaStar closed a $375 million collateralized debt obligation (CDO), which included both mortgage-backed securities created in NovaStar’s past securitizations and third party mortgage-backed securities purchased in the secondary market.

“The capital markets have been very cautious in recent months due to the downturn in performance of 2006 loans and the shakeout of weaker companies in the nonprime sector. We were able to navigate this market in the first quarter and structure two transactions to strengthen our liquidity. Based on activity in recent weeks, we believe the secondary market is showing early signs of returning to a better balance of supply and demand, although there can be no assurance of this and a sustained recovery will depend on the credit performance of loans, as well as other economic and company-specific factors,” said Mike Bamburg, Executive Vice President and Chief Investment Officer.

Mortgage Banking

First-quarter loan production was $1.4 billion, down 21 percent from the year-earlier period. During the quarter, NovaStar implemented tighter underwriting guidelines and exception policies, enhanced appraisal reviews, and implemented a proprietary NovaStar Risk Assessment Score (NRAS) for evaluating credit risk in loan applications.

“We reduced the size of our mortgage banking organization towards the end of the first quarter to compete in a smaller nonprime market for 2007. Cost of production rose, due to the lower volume, but we expect to continue our efforts to drive costs down. In this tighter credit environment, our expanded retail division is delivering some growth, and both our retail and wholesale team are working to improve loan quality and increase coupons,” said Lance Anderson, President and Chief Operating Officer.

Anderson added: “A key focus in our mortgage banking business is to ensure that loans we originate in 2007 perform better than last year’s vintage, where credit performance did not meet expectations. Early results of the new guidelines and risk-assessment efforts are encouraging, but there can be no assurance that these efforts will be successful. It remains a challenging market and we are on alert to make additional changes as needed.”

Wholesale production in the first quarter represented 73 percent of loan originations. Retail lending grew to 24 percent of loan originations, aided by the launch of new retail branches in December of 2006. Correspondent lending declined to 3 percent, as the company reduced its correspondent efforts.

Liquidity and Borrowing Capacity

As of March 31, 2007, NovaStar had borrowing capacity of $3.4 billion from three major lenders. Cash totaled $63 million at the end of the first quarter. Subsequent to the end of the first quarter, NovaStar entered into a financing arrangement with Wachovia Bank, N.A. and Wachovia Investment Holdings, LLC for up to an additional $100 million in liquidity, using existing mortgage servicing rights and residual securities as collateral. In addition, NovaStar entered into a commitment letter setting forth the terms of a commitment for a $1.9 billion comprehensive financing facility arranged by Wachovia Capital Markets, LLC and certain of its affiliates (“Wachovia”). On May 9, the company closed on the whole loan repurchase agreement portion of the facility and is currently in negotiations on the remaining securities repurchase agreements and servicing advance repurchase agreement. The comprehensive financing facility will expand and replace the whole-loan and securities repurchase agreements currently existing between Wachovia and NovaStar, other than the $100 million servicing rights facility and residual securities facility.

Focus on Key Metrics

In addition to full reporting under GAAP, NovaStar provides information on key performance metrics related to shareholder value (dollars in thousands, except per share data)(Unaudited):

	First Quarter
	2007	2006	Change
Earnings (GAAP)
Net income available to common	$44,351	$22,365	98%
EPS available to common (diluted)	$1.18	$0.69	71%
Return on average common equity	38.3%	18.6%

Mortgage Banking – Lending & Originations
Nonconforming loan production	$1,441,675	$1,834,825	-21%
Cost of production (A)	2.75%	2.63%

Loan Sales and Securitizations
Nonprime whole loan sales	$73,686	$358,991	-79%
Loss on nonprime whole loan sales	(1,887)	(173)
Mortgage loans securitized structured as financings	1,888,756	-

Portfolio Management – Asset Performance
Loans under management	$16,267,415	$14,981,503	9%
Portfolio net interest income	19,202	48,099	-60%
Portfolio return on average assets	0.47%	1.37%

Common Stock Data and Liquidity
High market price per share	$26.45	$33.80
Low market price per share	3.43	25.70
Dividends declared per common share	$-	$1.40
Book value per common share (diluted)	12.75	14.30	-11%
Cash and available liquidity (mil.)	$63	$172	-63%

(A)	As required by Regulation G, a reconciliation of cost of production to the most directly comparable GAAP financial measure is set forth in the table attached as Exhibit 1 to this press release.

2007 Proxy Vote Results

Holders of shares of NovaStar Financial’s common stock, at the close of business on March 9, 2007, were asked to vote in favor of the following matters at the company’s annual shareholder meeting:

1)	The election of W. Lance Anderson and Gregory T. Barmore, Class II directors, to serve until the annual meeting of stockholders to be held in 2010 and until their successors are elected and qualify;
2)	The approval of a charter amendment to increase the authorized shares of capital stock; and
3)	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2007.

Messrs Anderson and Barmore were reelected to the board of directors and Deloitte & Touche, LLP was ratified as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2007 at the meeting. Although a majority of the votes cast at the time of the meeting supported the charter amendment, the company adjourned the meeting with respect to this matter to allow shareholders who have not voted time to vote.

The NovaStar first-quarter investor conference call is scheduled for 10:00 a.m. Central time (11:00 a.m. Eastern time) on May 11, 2007. The conference call will be webcast live and archived on the Company’s website at www.novastarmortgage.com. To participate in the call, please contact 866-409-1555 approximately 15 minutes before the scheduled start of the call. A copy of the presentation slides will be available on the website approximately one hour before the start of the conference call. For investors unable to participate in the live event, a replay will be available until May 18, 2007, at 888-203-1112. The confirmation code for the replay is 5334740.

About NovaStar

NovaStar Financial, Inc. (NYSE:NFI) is a specialty finance company that originates, purchases, securitizes, sells and invests in nonconforming loans and mortgage-backed securities. The Company also services a large portfolio of residential nonconforming loans. NovaStar specializes in single-family mortgages, involving borrowers whose loan size, credit details or other circumstances fall outside conventional mortgage agency guidelines. Founded in 1996, NovaStar efficiently brings together the capital markets, a nationwide network of independent mortgage brokers and American families financing their homes. NovaStar is headquartered in Kansas City, Missouri, and has lending operations nationwide.

For more information, please reference our website at www.novastarmortgage.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management's beliefs, estimates, projections, and assumptions with respect to, among other things, our future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change at any time without notice. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Some important factors that could cause actual results to differ materially from those anticipated include: our ability to generate and maintain sufficient liquidity on favorable terms; the size, frequency and structure of our securitizations; our ability to sell loans we originate in the marketplace; impairments on our mortgage assets; increases in prepayment or default rates on our mortgage assets; increases in loan repurchase requests; inability of potential borrowers to meet our underwriting guidelines; changes in assumptions regarding estimated loan losses and fair value amounts; finalization of the amount and terms of any severance provided to terminated employees; finalization of the accounting impact of our previously announced reduction in workforce; events impacting the subprime mortgage industry in general, including events impacting our competitors and liquidity available to the industry; the initiation of margin calls under our credit facilities; the ability of our servicing operations to maintain high performance standards and maintain appropriate ratings from rating agencies; our ability to generate acceptable origination volume while maintaining an acceptable level of overhead; residential property values; our continued status as a REIT; interest rate fluctuations on our assets that differ from our liabilities; the outcome of litigation or regulatory actions pending against us or other legal contingencies; our compliance with applicable local, state and federal laws and regulations or opinions of counsel relating thereto and the impact of new local, state or federal legislation or regulations or opinions of counsel relating thereto or court decisions on our operations; our ability to adapt to and implement technological changes; compliance with new accounting pronouncements; our ability to successfully integrate acquired businesses or assets with our existing business; the impact of general economic conditions; and the risks that are from time to time included in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2006 and our quarterly report on form 10-Q for the quarter ended March 31, 2007. Other factors not presently identified may also cause actual results to differ. Words such as "believe," "expect," "anticipate," "promise," "plan," and other expressions or words of similar meanings, as well as future or conditional verbs such as "will," "would," "should," "could," or "may" are generally intended to identify forward-looking statements. This document speaks only as of its date and we expressly disclaim any duty to update the information herein.

Media Relations Contact

Richard M. Johnson

913.649.8885

Investor Relations Contact

Jeffrey A. Gentle

816.237.7424

NOVASTAR FINANCIAL, INC.

RECONCILIATION OF GAAP GENERAL and ADMINISTRATIVE EXPENSES TO COST OF LOAN PRODUCTION

(dollars in thousands, except loan production as a percentage) (unaudited)

The following table is a reconciliation of overhead costs included in our cost of production to general and administrative expenses, presented in accordance with accounting principles generally accepted in the United States of America (GAAP) and the resulting cost of production. We believe this presentation provides useful information regarding our financial performance because it more accurately reflects the direct costs of loan production and allows us to monitor the performance of our core operations, which is more difficult to do when looking at GAAP financial statements, and provides useful information regarding our financial performance. Management uses this measure for the same purpose. However, this presentation is not intended to be used as a substitute for financial results prepared in accordance with GAAP.

	For the Three Months Ended March 31,
	2007 (A)	2006
General and administrative expenses	$64,422	$45,980
Mortgage portfolio management general and administrative expenses	(6,719)	(4,326)
Loan servicing general and administrative expenses	(9,595)	(9,601)
Mortgage lending general and administrative expenses	48,108	32,053
Direct origination costs classified as a reduction in gain-on-sale	8,990	7,796
Exit or disposal costs not included in lending overhead expenses (A)	(1,906)	-
Other non-lending overhead expenses	(5,983)	(2,735)
Lending overhead costs	49,209	37,114
Premium paid to broker, net of fees collected	(9,615)	37,192
Total cost of loan production	$39,594	$74,306

Loan production, principal	$1,441,675	$2,826,232
Total cost of production, as a percentage	2.75%	2.63%

(A) We have excluded the exit and disposal costs our lending division incurred from our first quarter 2007 analysis. Our cost of loan production for the first quarter of 2007 would have been 2.89% had we included these costs in this analysis.

NOVASTAR FINANCIAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands) (unaudited)

	For the Three Months Ended
	3/31/2007	12/31/2006	3/31/2006
Interest income	$131,037	$128,942	$84,672
Interest expense	78,880	67,774	26,929
Net interest income before credit losses	52,157	61,168	57,743
Provision for credit losses	(19,913)	(10,255)	(3,545)
Net interest income	32,244	50,913	54,198

Other operating income (expense):
(Losses) gains on sales of mortgage assets	(6,302)	(9,278)	33
(Losses) gains on derivative instruments	(2,671)	4,144	8,591
Fair value adjustment – trading securities and asset-backed bonds	(9,491)	(6,053)	2,370
Valuation adjustment on mortgage loans – available-for-sale	(17,186)	3,404	(1,949)
Impairment on mortgage securities available-for-sale	(3,424)	(17,441)	(1,965)
Fee income	6,031	6,903	7,570
Premiums for mortgage loan insurance	(5,121)	(3,124)	(2,348)
Other income, net	980	869	154
Total other operating (expense) income:	(37,184)	(20,576)	12,456

General and administrative expenses	64,422	53,589	45,980

(Loss) income from continuing operations before tax benefit	(69,362)	(23,252)	20,674
Income tax benefit	(115,376)	(11,398)	(4,579)
Income (loss) from continuing operations	46,014	(11,854)	25,253
Loss from discontinued operations, net of income tax	-	(2,550)	(1,225)
Net income (loss)	46,014	(14,404)	24,028
Preferred dividends	(1,663)	-	(1,663)
Net income (loss) available to common shareholders	$44,351	$(14,404)	$22,365

Basic earnings per share
Income (loss) from continuing operations available to common shareholders	$1.19	$(0.32)	$0.73
Loss from discontinued operations, net of income tax	-	(0.07)	(0.04)
Net income (loss) available to common shareholders	$1.19	$(0.39)	$0.69
Diluted earnings per share
Income (loss) from continuing operations available to common shareholders	$1.18	$(0.32)	$0.73
Loss from discontinued operations, net of income tax	-	(0.07)	(0.04)
Net income (loss) available to common shareholders	$1.18	$(0.39)	$0.69

Dividends declared per common share	$-	$-	$1.40
Dividends declared per preferred share	$0.56	$-	$0.56
Book value per diluted share	$12.75	$11.73	$14.30

NOVASTAR FINANCIAL, INC.

SELECTED BALANCE SHEET DATA

(dollars in thousands) (unaudited)

	As of
	3/31/2007	12/31/2006	3/31/2006

Mortgage loans - held for sale	$1,230,805	$1,741,819	$890,704
Mortgage loans - held in portfolio	3,741,685	2,116,535	2,526,966
Mortgage securities – available-for-sale	241,096	349,312	445,395
Mortgage securities – trading	352,356	329,361	54,280
Total assets	6,144,683	5,028,263	4,263,920
Borrowings	5,393,936	4,312,258	3,563,587
Stockholders’ equity	561,020	514,570	564,227

NOVASTAR FINANCIAL, INC.

SELECTED DATA

(dollars in thousands) (unaudited)

	For the Three Months Ended
	3/31/2007	12/31/2006	3/31/2006
Servicing portfolio	$16,242,123	$16,659,784	$15,129,446
Nonconforming loans sold to third parties	$73,686	$761,801	$358,991
Loans securitized in transactions structured as sales, principal	$-	$1,809,716	$378,944
Loans securitized in transactions structured as financings, principal	$1,888,756	$-	$-
Percent of securitized loans covered by mortgage insurance	55%	56%	54%
Weighted average coupon of mortgage loans - held for sale	8.85%	8.69%	8.55%
Weighted average coupon of mortgage loans - held in portfolio	8.63%	8.35%	7.95%

NOVASTAR FINANCIAL, INC.

LOAN ORIGINATION DATA

(dollars in thousands) (unaudited)

Non-conforming loan origination volume

	For the Three Months Ended
	3/31/2007	As a % of Total	12/31/2006	As a % of Total	3/31/2006 (A)	As a % of Total
Origination channel
Wholesale	$1,048,068	73%	$2,244,860	85%	$1,473,521	80%
Correspondent / Bulk	45,361	3%	163,737	6%	112,614	6%
Retail	348,246	24%	236,794	9%	248,690	14%
Total	$1,441,675	100%	$2,645,391	100%	$1,834,825	100%

Funding days in the quarter	62		60		62
Avg. originations per funding day	$23,253		$44,090		$29,594

(A)	Does not include $991 million in bulk purchased MTA loans during the period.

Selected non-conforming loan origination data

	For the Three Months Ended 3/31/07
	Weighted	Weighted	Weighted
	Average	Average	Average	Percent
	Coupon	LTV	FICO	of Total
Summary by Credit Grade
660 and above	7.93%	84.0%	700	24%
620 to 659	8.63	83.8	638	26
580 to 619	8.95	83.0	599	23
540 to 579	9.33	79.1	559	18
539 and below	9.75	75.9	527	9

	8.75%	82.1%	621	100%

Summary by Program Type
2-Year Fixed	9.18%	82.7%	605	37%
2-Year Fixed 40/30	8.71	83.4	617	21
30-Year Fixed	8.62	78.2	617	18
2-Year Fixed Interest-only	8.07	82.3	658	9
40/30-Year Fixed	8.63	79.5	622	4
30/15-Year Fixed	11.49	98.5	665	3
30-Year MTA	2.01	80.4	703	2
15-Year Fixed	8.73	76.5	632	2
Other Products	8.33	79.5	627	4

	8.75%	82.1%	621	100%
Weighted Average
Coupon Excluding MTA	8.89%

Note: The origination data on this report includes loans secured by second mortgages.